Exhibit 99.1

AlphaMetrix WC
Diversified Fund —
MT0041
(A Cayman Islands Exempted Limited Liability
Company)

Financial Statements as of September 30, 2012
(Unaudited) and December 31, 2011 and for the Three
and Nine Months Ended September 30, 2012 and 2011
(Unaudited)

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION SEPTEMBER 30, 2012 AND DECEMBER 31, 2011 (Expressed in U.S. dollars)

	September 30, 2012 (Unaudited)	December 31, 2011

ASSETS
Equity in commodity trading accounts at clearing brokers:
Cash	$56,435,306	$34,648,405
Investments, at fair value (representing unrealized appreciation on open contracts, net)	3,081,389	6,957,375
Options on futures, at fair value, net (Cost: $15,990 and $22,300)	22,475	8,048
Investment in AlphaMosaic SPC - Offshore Platform Cash Account, at fair value (Note 5)	—	60,757,195
Receivable from feeder funds	—	707,300
Cash at bank	43,457,627	7,965,040

Total Assets	$102,996,797	$111,043,363

LIABILITIES AND SHAREHOLDERS’ EQUITY (NET ASSETS)

LIABILITIES
Equity in commodity trading accounts at clearing brokers:
Options on futures, at fair value, net (proceeds: $32,905 and $45,665)	$48,790	$18,565
Redemptions payable	715,745	4,949,586

Total Liabilities	764,535	4,968,151

SHAREHOLDERS’ EQUITY (NET ASSETS) (NOTE 9):	102,232,262	106,075,212

Total Liabilities and Shareholders’ Equity (Net Assets)	$102,996,797	$111,043,363

Net asset value per share (44,147 and 41,639 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively; 4,999,802 shares authorized)	$2,315.72	$2,547.51

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS (UNAUDITED)
SEPTEMBER 30, 2012
(Expressed in U.S. Dollars)

	Number of Contracts	Fair Value	Percent of Shareholders’ Equity (Net Assets)
Long positions:
Domestic
Options on futures contracts
Index puts (cost: $15,990)	35	$22,475	0.02%
Futures contracts
Agriculture	1,152	(578,368)	(0.57)
Currency	1,964	173,813	0.17
Energy	212	178,027	0.17
Index	1,090	(937,809)	(0.92)
Interest[1]	6,312	3,356,416	3.28
Metals	158	292,520	0.29
Forward currency contracts
Forwards		(305,874)	(0.30)
Foreign
Futures contracts
Agriculture	29	9,649	0.01
Energy	30	167,097	0.16
Index	921	(1,209,647)	(1.18)
Interest[2]	4,835	3,216,093	3.16
Metals	195	608,467	0.60
Forward currency contracts
Forwards		(17,299)	(0.02)

Total long positions		4,975,560	4.87

Short positions:
Domestic
Options on futures contracts
Index puts (proceeds: $32,905)	35	(48,790)	(0.05)
Futures contracts
Agriculture	148	30,630	0.03
Currency	403	113,375	0.11
Energy	180	(362,540)	(0.35)
Index	26	(10,005)	(0.01)
Metals	1	(2,135)	0.00
Forward currency contracts
Forwards		220,663	0.22
Foreign
Futures contracts
Agriculture	38	54,482	0.05
Currency	298	37,040	0.04
Index	22	(7,670)	(0.01)
Interest	45	(12,148)	(0.01)
Metals	307	(2,054,847)	(2.02)
Forward currency contracts
Forwards		121,459	0.12

Total short positions		(1,920,486)	(1.88)

		$3,055,074	2.99%

Investments - at fair value
1 Ranging in maturities from November 2012 and December 2014.
2 Ranging in maturities from December 2012 and December 2014.

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND - MT0041
(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2011
(Expressed in U.S. Dollars)

	Number of Contracts	Fair Value	Percent of Shareholders’ Equity (Net Assets)
Long positions:
Domestic
Options on futures contracts
Index (Cost: $22,300)	24	$8,048	0.01%
Futures contracts
Agriculture	138	(175,423)	(0.17)
Currency	716	995,790	0.94
Energy	266	40,424	0.04
Index	412	249,723	0.24
Interest	2,214	879,400	0.83
Metals	86	(1,323,365)	(1.25)
Forward currency contracts
Forwards		49,980	0.05
Foreign
Futures contracts
Currency	50	(3,926)	—
Index	69	40,920	0.04
Interest	3,905	3,165,632	2.98
Metals	275	(380,292)	(0.36)
Forward currency contracts
Forwards		(49,263)	(0.05)

Total long positions		3,497,648	3.30

Short positions:
Domestic
Options on futures contracts
Index (proceeds: $45,665)	24	(18,565)	(0.02)
Futures contracts
Agriculture	845	(473,316)	(0.45)
Currency	1,490	2,595,575	2.45
Energy	375	329,954	0.31
Index	114	12,737	0.01
Interest	298	(32,688)	(0.03)
Metals	24	(13,028)	(0.01)
Forward currency contracts
Forwards		5,963	—
Foreign
Futures contracts
Agriculture	83	128,736	0.12
Energy	6	19,965	0.02
Index	137	29,970	0.03
Interest	33	7,595	0.01
Metals	528	806,851	0.76

(Continued)

ALPHAMETRIX WC DIVERSIFIED FUND - MT0041
(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2011
(Expressed in U.S. Dollars)

	Fair Value	Percent of Shareholders’ Equity (Net Assets)

Foreign
Forward currency contracts
Forwards	$49,461	0.05%

Total short positions	3,449,210	3.25

Investments - at fair value	$6,946,858	6.55%

Investments in fund	Fair Value	Percent of Shareholders’ Equity (Net Assets)	% Ownership of Fund

AlphaMosaic SPC - Offshore Platform Cash Account[1]	$60,757,195	57.28%	38.68%

1 Invests in short-term liquid cash equivalents and has daily liquidity, see Note 5.

See notes to financial statements.	(Concluded)

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)
STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(Expressed in U.S. Dollars)

	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
INVESTMENT INCOME
Interest income	$8,024	$18,418	$5,710	$26,479
Interest expense	(7,636)	(11,925)	—	—
Interest income - AlphaMosaic SPC - Offshore Platform Cash Account (Note 5)	—	2,882	58,017	374,612

Total income	388	9,375	63,727	401,091

EXPENSES:
Trading costs	72,532	250,898	76,134	258,897
Cash Manager fee - AlphaMosaic SPC - Offshore Platform Cash Account (Note 5)	—	369	11,558	45,723
Sponsor fee - AlphaMosaic SPC - Offshore Platform Cash Account (Note 5)	—	2,182	41,435	238,085
Bank fees	—	—	—	75

Total expenses	72,532	253,449	129,127	542,780

NET INVESTMENT INCOME/(LOSS)	(72,144)	(244,074)	(65,400)	(141,689)

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS AND FOREIGN CURRENCY:
Net realized gain/(loss) from:
Investments	(1,199,870)	(5,313,175)	16,807,899	44,214,727
Investment in AlphaMosaic SPC - Offshore Platform Cash Account (Note 5)	—	—	—	(251,163)
Foreign currency transactions	(113,384)	(219,450)	(50,990)	330,090

	(1,313,254)	(5,532,625)	16,756,909	44,293,654

Net increase/(decrease) in unrealized appreciation/(depreciation) on:
Investments	4,859,320	(3,898,234)	3,772,257	(11,318,097)
Investment in AlphaMosaic SPC - Offshore Platform Cash Account (Note 5)	—	—	—	184,223
Translation of assets and liabilities denominated in foreign currencies	44,934	170,382	(306,184)	(295,460)

	4,904,254	(3,727,852)	3,466,073	(11,429,334)

Net realized and unrealized gain/(loss) on investments and foreign currency	3,591,000	(9,260,477)	20,222,982	32,864,320

Net increase/(decrease) in net assets resulting from operations	$3,518,856	$(9,504,551)	$20,157,582	$32,722,631

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(Expressed in U.S. dollars)

	2012	2011

Changes in net assets from operations:
Net investment income/(loss)	$(244,074)	$(141,689)
Net realized gain/(loss) from investments and foreign currency transactions	(5,532,625)	44,293,654
Net increase/(decrease) in unrealized appreciation/(depreciation) on investments and translation of assets and liabilities denominated in foreign currencies	(3,727,852)	(11,429,334)

Net increase/(decrease) in net assets resulting from operations	(9,504,551)	32,722,631

Changes in net assets from capital transactions:
Proceeds from issuance of shares	30,430,191	57,747,993
Redemptions of shares	(24,768,590)	(137,947,753)

Net increase/(decrease) in net assets resulting from capital transactions	5,661,601	(80,199,760)

Increase/(decrease) in net assets	(3,842,950)	(47,477,129)

NET ASSETS — Beginning of period	106,075,212	172,267,319

NET ASSETS — End of period	$102,232,262	$124,790,190

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
AS OF AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

1.	ORGANIZATION AND STRUCTURE

AlphaMetrix WC Diversified Fund — MT0041 (the “Master Fund”) was incorporated on December 22, 2008 in the Cayman Islands as an exempted company with limited liability. The Master Fund was created to serve as the trading entity managed by Winton Capital Management Ltd. (the “Trading Advisor”) pursuant to its Diversified Program (the “Program”). The Program is systematically trading over numerous futures markets including grains, metals, softs, energies, meats, and financials. Trend-following in nature, the Trading Advisor’s system uses technical analysis to identify market trends. The strategy consists of a multiple of systems – four long-term models and one short-term model.

Pursuant to a Trading Agreement Assignment dated January 2, 2009 (the “Agreement”), all positions owned by AM Trading SPC — MSP 41 Segregated Portfolio (the predecessor trading entity managed by the Trading Advisor) were assigned to the Master Fund. Positions were transferred (at their transfer date fair value and original cost) by the clearing brokers to the Master Fund on January 2, 2009. AM Trading SPC — MSP 41 Segregated Portfolio was incorporated on October 10, 2005, in the Cayman Islands as a segregated portfolio company with limited liability and began trading October 1, 2007.

The Master Fund and other separately incorporated offshore investment vehicles (“Other Master Funds”), is one of the investment vehicles available under the AlphaMetrix Managed Account Platform (the “Platform”). The Master Fund and the Platform are sponsored by AlphaMetrix, LLC (the “Sponsor” or “AlphaMetrix”) as a means of making available to qualified high net-worth individuals and institutional investors (including fund of hedge funds) (“Investors”) a variety of third-party professional managed futures and foreign exchange advisors (“Advisors”). The Trading Advisor is not affiliated with the Sponsor.

AlphaMosaic (US) LLC, a Delaware Series Limited Liability Company (the “U.S. Platform”), and AlphaMosaic SPC, a Cayman Islands Segregated Portfolio Company (the “Offshore Platform”), serve as the feeder funds for the Platform and invest substantially all of the assets of their respective segregated portfolios (each, a “Fund”) in the Master Fund or Other Master Funds. AlphaMosaic (US) LLC — Cell No. 41 (“LLC41”), a separate series of the U.S. Platform and AlphaMosaic SPC — SP 41 Segregated Portfolio (“SPC41”), a segregated portfolio of the Offshore Platform, each invest in the Master Fund. To the extent that any investor in LLC41 and SPC41 elects to invest below the maximum available funding factor applicable to the Master Fund, LLC41 and SPC41 invest in the AlphaMosaic US LLC - Platform Cash Account and AlphaMosaic SPC - Offshore Platform Cash Account (“OPCA”), respectively. The Master Fund may also invest in the OPCA (see Note 5).

AlphaMetrix Managed Futures III LLC (AlphaMetrix WC Diversified Series), a Delaware Series Limited Liability Company (“AM III LLC”), and its two Sub-Series (B-0 and B-2), each a “Sub-Series”, also serves as a feeder fund and invests a portion of the assets of the Sub-Series in the Master Fund or Other Master Funds.

LLC41, SPC41, AM III LLC Sub-Series B-0, and AM III LLC Sub-Series B-2 are collectively hereafter referred to as the “Feeder Funds”.

Subscriptions and redemptions into the Feeder Funds and the corresponding transactions with the Master Fund are governed by the U.S Platform, Offshore Platform, and AlphaMetrix Managed Futures III LLC’s respective Confidential Offering Memorandum.

The Master Fund is managed by its Board of Directors (“Directors”). The Directors have delegated the day-to-day operations of the Master Fund to service providers, including the Sponsor and the Master Fund’s administrator. There are no service contracts, existing or proposed, between the Master Fund and any Director, aside from the fiduciary responsibility that each Director serves in fulfillment of his or her respective role as Director of the Master Fund.

The Sponsor was formed in May 2005 and its principal office is located in Chicago, Illinois. The Sponsor is registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and commodity trading advisor, with the Securities and Exchange Commission (“SEC”) as a Registered Investment Advisor (“RIA”) and registered transfer agent (“RTA”), and is a member of the National Futures Association (“NFA”).

The Master Fund has appointed the Sponsor, under the terms of a trading management agreement (the “Trading Management Agreement”), to manage, with wide discretionary powers, the portfolio of the Master Fund. Under the Trading Management Agreement, the Directors have delegated to the Sponsor full authority in respect of all matters relating to the investment and portfolio management of the Master Fund.

Pursuant to the Trading Management Agreement, the Directors have also delegated to the Sponsor authority to select the administrator for the Master Fund. The Trading Management Agreement will continue and remain in force until terminated by either the Sponsor or the Master Fund upon not less than thirty (30) days’ prior written notice. In certain circumstances (for example, the insolvency of either party or in the event all trading for the Master Fund by the Trading Advisor is suspended), the Trading Management Agreement may be terminated immediately by either party.

The Master Fund and the Sponsor have entered into a contract (the “Trading Agreement”) with the Trading Advisor pursuant to which the Master Fund’s trading accounts are managed, subject to rights of termination, by the Trading Advisor in accordance with its Program. The Trading Advisor may alter its Program (including its trading systems and methods and including the addition and/or deletion of any financial interests or contracts traded in the Master Fund’s trading accounts), provided that the Trading Advisor provides prior notice to the Master Fund and the Sponsor of any material change to the Trading Advisor’s Program. From time to time, the Trading Advisor (or its affiliates) may manage additional accounts, and these accounts will increase the level of competition for the same trades desired for the Master Fund, including the priorities of order entry. There is no specific limit as to the number of accounts the Trading Advisor (or its affiliates) may manage. In addition, the positions of all of the accounts owned or controlled by the Platform’s Trading Advisors (or their affiliates) are aggregated for the purposes of applying speculative position limits. The management and incentive fees due to the Trading Advisor, in accordance with the Trading Agreement, are paid by the Sponsor who in turn receives management and incentive fees calculated, recorded and allocated to the Investors by the Feeder Funds in accordance with the U. S. Platform, Offshore Platform, and AlphaMetrix Managed Futures III LLC’s respective Confidential Offering Memorandum.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting records of the Master Fund are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Following is a summary of significant accounting policies consistently followed in the preparation of the Master Fund’s financial statements.

Cash — Cash held in the commodity trading account at clearing brokers consists of either cash maintained in the custody of the brokers, a portion of which is required margin for open positions, or amounts due to/from the brokers for margin or unsettled trades. The Master Fund also holds cash in a non-interest bearing United States dollars (“USD”) commercial bank account. The Master Fund holds various currencies at the clearing brokers, of which approximately $49,170,072 and $30,540,432 are held in USD and $7,265,234 and $4,107,973 are held in foreign currency as of September 30, 2012 and December 31, 2011, respectively. A portion of this cash is restricted cash required to meet maintenance margin requirements. Cash with the clearing brokers included restricted cash for margin requirements of $24,028,012 and $22,216,652 as of September 30, 2012 and December 31, 2011, respectively. This cash becomes unrestricted when the underlying positions to which it is applicable are liquidated.

Depending on the Program and Investments traded, the Master Fund follows the following valuation and revenue recognition policies:

Valuation and Revenue Recognition —

Futures and Options on Futures Contracts — The Master Fund may enter into futures and options on futures contracts. Upon entering into a futures contract, the Master Fund agrees to receive or deliver a fixed quantity of an underlying instrument or commodity for an agreed-upon price, while an option contract provides the option purchaser with the right, but not the obligation, to buy or sell a security or financial instrument at a predetermined exercise price during a defined period. Futures and options on futures contracts are recorded on the trade date. The difference between the original contract amount and the fair value of futures contracts purchased or sold is reflected as unrealized appreciation/(depreciation) on open contracts. Options on futures contracts are reflected in investments at fair value. The difference between the premiums paid or received on open options on futures contracts and fair value of such options is recorded as unrealized appreciation/(depreciation) on open contracts. The fair value of futures and options on futures contracts is based upon daily exchange settlement prices. The realized gain or loss is determined on the settlement of intraday trades first and then by the first-in-first-out (“FIFO”) method.

Forward Currency Contracts — Forward currency contracts, agreements to exchange one currency for another at a future date and at a specified price, are recorded on the trade date. The difference between the original contract amount and fair value of the open forward contract is reflected as unrealized appreciation/(depreciation) on open contracts. Realized gain or loss is recognized when the open contract is closed on its settlement date. Fair value of forward contracts is priced daily at closing and based on broker quotes received from interbank foreign currency markets.

Foreign Currency Transactions — The Master Fund’s financial statements are denominated in USD. However, foreign currency forward contracts, non-U.S. futures contracts, and non-U.S. options on futures contracts are denominated in currencies other than USD. Assets and liabilities and transactions denominated in currencies other than the USD are translated into USD at the rates in effect either at the close of business on the last business day of the reporting period or on the date of such transactions, respectively. Such fluctuations are included within the unrealized appreciation on open contracts, net. The Master Fund does not separate that portion of the results of operations resulting from changes in foreign exchange rates on investments from fluctuations arising from changes in the fair value of investments held on the Statement of Operations. Net realized foreign exchange gains or losses arise from the sales of foreign currencies and currency gains or losses realized between trade and settlement dates. Net unrealized foreign exchange gains and losses arise from changes in the fair value of assets and liabilities resulting from changes in exchange rates.

Investment in AlphaMosaic SPC - Offshore Platform Cash Account — The Master Fund’s investment in the OPCA is carried at fair value and represents the Master Fund’s pro rata interest in the net assets of the OPCA as of the close of business on the relevant valuation date. Substantially all of the assets of the OPCA are carried at fair value. At each valuation date, the OPCA’s income, expenses, net realized gain/(loss) and net increase/decrease in unrealized appreciation/(depreciation) are allocated to the Master Fund, based on the Master Fund’s pro rata interest in the net assets of the OPCA, and recorded in the Statement of Operations (See Note 5).

Interest Income/Expense — Interest income and expense is recognized on an accrual basis.

Trading Costs — Trading costs generally consist of brokerage commissions, brokerage fees, clearing fees, exchange and regulatory fees, and transaction and NFA fees. Fees vary by type of contract for each purchase and sale or sale and purchase (round turn) of futures, options on futures, and forward contracts. Commissions are paid on each individual purchase and sale transaction.

Operating Costs — Operating costs consist of legal, compliance, regulatory, audit, tax, administration, and other costs. In accordance with each Feeder Fund’s respective Confidential Offering Memorandum, each Feeder Fund is responsible for and will bear its pro rata share of its corresponding Master Fund’s operating costs.

Income Taxes — The Master Fund follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes (“ASC 740”), related to accounting for uncertainty in income taxes. ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. ASC 740 requires the evaluation of tax positions taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. For the nine months ended September 30, 2012 and year ended December 31, 2011, the Master Fund recognized no liability in connection with ASC 740. The Master Fund is subject to U.S. Federal, state and local or non-US income tax examinations by tax authorities for all tax years since inception.

As the Master Fund is a partnership for tax purposes, the Master Fund’s investors are individually responsible for reporting income or loss based on each investor’s share of the Master Fund’s income and expenses as reported for income tax purposes.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Indemnifications — The Sponsor and Directors are indemnified against certain liabilities arising out of the performance of their duties for the Master Fund. In addition, in the normal course of business, the Master Fund enters into contracts with vendors and others that provide for general indemnifications. The Master Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Master Fund. However, the Master Fund expects the risk of loss to be remote.

3.	FAIR VALUE MEASUREMENTS AND DISCLOSURES

The Master Fund’s investments are stated at fair value in accordance with FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active market. Under ASC 820, fair value measurements are disclosed by level within that hierarchy, as follows:

Level 1 — Values for investments classified as Level 1 are based on unadjusted quoted prices for identical investments in an active market. Since valuations are based on quoted prices that are readily accessible at the measurement date, valuation of these investments does not entail a significant degree of judgment.

Level 2 — Values for investments classified as Level 2 are based on quoted prices for similar investments in active or non-active markets for which all significant inputs are observable either directly or indirectly. Level 2 inputs may also include discounts related to restrictions on the investments.

Level 3 — Values for securities categorized as Level 3 are based on prices or valuation techniques that require inputs that are both significant to the fair value and unobservable, including valuations by the Sponsor in the absence of readily ascertainable fair values.

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The ASU requires the following disclosures about fair value measurements of assets and liabilities classified as Level 3 within the fair value hierarchy: the valuation process used by the reporting entity, quantitative information about the unobservable inputs used in a fair value measurement, and the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs, if any. The ASU also requires disclosure about any transfers between Level 1 and Level 2. The disclosures are effective for fiscal years beginning after December 15, 2011. The Sponsor has determined that the adoption of ASU No. 2011-04 in the current period has no impact upon the Master Fund’s financial statements.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities. The update creates new disclosure requirements requiring entities to disclose both gross and net information for derivatives and other financial instruments that are either offset in the Statement of Assets and Liabilities or subject to an enforceable master netting arrangement or similar agreement. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Sponsor is currently evaluating the impact of the update’s adoption on the Fund’s financial statement disclosures.

A description of the valuation methodologies applied to the Master Fund’s major categories of assets and liabilities measured at fair value on a recurring basis follows. Inputs that are used in determining fair value of an investment may include price information, credit data, volatility statistics, and other factors. These inputs can be either observable or unobservable. All of the inputs for the Master Fund are observable. The availability of observable inputs can vary between investments and is affected by various factors such as type of investment and the volume and level of activity for that investment or similar investments in the marketplace.

Exchange-traded derivative contracts that are actively traded are valued based on daily quoted settlement prices from the respective exchange and are categorized in Level 1 of the fair value hierarchy. Exchange-traded derivative contracts not actively traded and over-the-counter (“OTC”) derivative contracts can include futures contracts, option on futures contracts, forward contracts and option contracts whose values are based on an underlying such as interest rates, foreign currencies, credit standing of reference entities, equities or commodities. Such derivative contracts are valued using observable market data, including currency spot rates or quoted prices of the related underlying obtained from the applicable exchange or market. OTC derivative contracts are valued using the above described pricing methodology and are categorized as Level 2 within the fair value hierarchy.

There were no transfers between levels for the nine months ended September 30, 2012 and the year ended December 31, 2011.

The inputs or methodologies used for valuing investments are not necessarily indicative of the risk associated with investing in those instruments.

The December 31, 2011 investment in AlphaMosaic SPC – Offshore Platform Cash Account is classified as Level 2 since it is fully redeemable as of December 31, 2011 at its net asset value (see Note 5).

The following tables present the classification of investments, by type, into the above hierarchy levels as of September 30, 2012 and December 31, 2011. Presentation is gross – as an asset if in a gain position and a liability if in a loss position.

		Fair Value Measurements at Reporting Date Using

Description	Fair Value at September 30, 2012	Quoted Prices in Active Markets for Identical Investments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets

Options on futures contracts
Index	$22,475	$22,475	$—	$—
Futures contracts
Agriculture	682,531	682,531	—	—
Currency	666,313	666,313	—	—
Energy	482,719	482,719	—	—
Index	65,408	65,408	—	—
Interest	6,880,098	6,880,098	—	—
Metals	954,772	954,772	—	—

Forward currency contracts	445,839	—	445,839	—

Total investment assets at fair value	10,200,155	9,754,316	445,839	—

Liabilities
Options on futures contracts
Index	(48,790)	(48,790)	—	—
Futures contracts
Agriculture	(1,166,138)	(1,166,138)	—	—
Currency	(342,085)	(342,085)	—	—
Energy	(500,135)	(500,135)	—	—
Index	(2,230,539)	(2,230,539)	—	—
Interest	(319,737)	(319,737)	—	—
Metals	(2,110,767)	(2,110,767)	—	—

Forward currency contracts	(426,890)	—	(426,890)	—

Total investment liabilities at fair value	(7,145,081)	(6,718,191)	(426,890)	—

Total investments at fair value - net*	$3,055,074	$3,036,125	$18,949	$—

*	Located on the Statement of Financial Condition as Investments, at fair value, and options on futures contracts, at fair value.

		Fair Value Measurements at Reporting Date Using

Description	Fair Value at December 31, 2011	Quoted Prices in Active Markets for Identical Investments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets

Investment In AlphaMosaic SPC - Offshore Platform Cash Account	$60,757,195	$—	$60,757,195	$—

Options on futures contracts
Index	8,048	8,048	—	—
Futures contracts
Energy	747,739	747,739	—	—
Metals	1,131,637	1,131,637	—	—
Interest	4,284,861	4,284,861	—	—
Index	424,442	424,442	—	—
Currency	3,696,178	3,696,178	—	—
Agriculture	692,540	692,540	—	—

Forward currency contracts	177,092	—	177,092	—

Total investment assets at fair value	71,919,732	10,985,445	60,934,287	—

Liabilities
Options on futures contracts
Index	(18,565)	(18,565)	—	—
Futures contracts
Energy	(357,396)	(357,396)	—	—
Metals	(2,041,471)	(2,041,471)	—	—
Interest	(264,922)	(264,922)	—	—
Index	(91,092)	(91,092)	—	—
Currency	(108,739)	(108,739)	—	—
Agriculture	(1,212,543)	(1,212,543)	—	—

Forward currency contracts	(120,951)	—	(120,951)	—

Total investment liabilities at fair value	(4,215,679)	(4,094,728)	(120,951)	—

Total investments at fair value - net*	$67,704,053	$6,890,717	$60,813,336	$—

*

Located on the Statement of Financial Condition as Investments, at fair value, options on futures contracts, at fair value, and Investment in AlphaMosaic SPC Offshore Platform Cash Account, at fair value.

4.	DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments speculatively traded by the Master Fund can include U.S. and foreign futures and options on futures contracts and forward currency contracts (collectively, “derivatives”) whose values are based upon an underlying asset, indices, or reference rates, and generally represent future commitments to exchange cash flows, or to purchase or sell other financial instruments at specified future dates. A derivative contract may be traded on an exchange or OTC. Exchange-traded derivatives are standardized and include futures and option on futures contracts. OTC derivative contracts are negotiated between contracting parties and include forward currency contracts and certain options. Derivatives are subject to various risks similar to those related to the underlying financial instruments including market and credit risks.

Market risk is the potential for changes in the value of derivatives due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity and security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The market risk of the Master Fund is managed by the underlying Trading Advisor according to its Program. The Master Fund is exposed to a market risk equal to the notional contract value of the derivatives contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk due to exchange traded financial instruments is significantly reduced by the regulatory requirements of the individual exchanges on which the instruments are traded. At any point in time, the credit risk for OTC derivatives is limited to the net unrealized gain for each counterparty for which a netting agreement exists, if any. In a similar fashion, liabilities represent net amounts owed to counterparties. As of September 30, 2012 and December 31, 2011, the credit risk exposure for the Master Fund’s outstanding OTC derivatives is $18,949 and $56,141, respectively.

Purchase and sale of futures contracts requires margin deposits with a broker. Additional deposits may be necessary for any loss on contract value. The U.S. Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements. In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

The Master Fund trades forward currency contracts in unregulated markets between principals and assumes the risk of loss from counterparty nonperformance. Accordingly, the risks associated with forward currency contracts are generally greater than those associated with exchange traded contracts because of the greater risk of counterparty default. Additionally, the trading of forward currency contracts typically involves delayed cash settlement.

The Master Fund has a substantial portion of its assets on deposit with counterparties. In the event of a counterparty’s insolvency, recovery of the Master Fund’s assets on deposit may be limited to account insurance or other protection afforded such deposits.

To evaluate and monitor counterparty risk for each counterparty, the AlphaMetrix Risk Department initially evaluates the credit ratings from the major agencies: Moody’s, Standard & Poor’s and Fitch Ratings. Credit ratings and outlooks are monitored daily for downgrades whereby an investigation is initiated upon an adverse occurrence. Further, any large decline in the daily stock price also triggers an investigation. Lastly, quarterly reports on earnings and future outlooks from counterparties are reviewed and analyzed for unfavorable results by the AlphaMetrix Risk Department.

FASB ASC 815, Derivatives and Hedging (“ASC 815”) requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements.

Pursuant to the Program, the Master Fund engages in the speculative trading of derivatives. These derivatives include both financial and non-financial contracts held as part of a diversified trading strategy. The Master Fund is exposed to both market risk, the risk arising from changes in the fair value of the contracts, and credit risk with the clearing broker, the risk of failure by another party to perform according to the terms of a contract.

At September 30, 2012 and December 31, 2011, the Master Fund had open positions with the following notional values by sector:

September 30, 2012

Description	Quantity	Notional Value

Long
Futures contracts
Agriculture	1,181	$50,861,695
Currency	1,964	178,421,735
Energy	242	28,353,057
Index	2,011	127,505,311
Interest	11,147	2,743,581,571
Metals	353	44,858,447

Short
Futures contracts
Agriculture	186	(8,031,378)
Currency	701	(65,700,773)
Energy	180	(9,241,510)
Index	48	(1,618,711)
Interest	45	(35,541,016)
Metals	308	(23,989,960)

At September 30, 2012, the Master Fund held 35 long index options on futures contracts and 35 short index options on futures contracts.

During the nine months ended September 30, 2012, the Master Fund participated in 4,011 forward currency, 66,162 futures contract and 64 option on futures contract transactions.

December 31, 2011

Description	Quantity	Notional Value

Long
Futures contracts
Agriculture	138	$6,630,393
Currency	766	98,901,838
Energy	266	28,092,824
Index	481	28,155,268
Interest	6,119	1,485,123,919
Metals	361	31,355,082

Short
Futures contracts
Agriculture	928	(32,560,137)
Currency	1,490	(173,829,790)
Energy	381	(30,550,481)
Index	251	(13,071,976)
Interest	331	(99,683,182)
Metals	552	(37,516,519)

At December 31, 2011, the Master Fund held 24 long index options on futures contracts and 24 short index options on futures contracts.

During 2011, the Master Fund participated in 3,414 forward currency, 87,648 futures contract and 95 option on futures contract transactions.

The effect of trading derivative contracts on the Statement of Operations for the three and nine months ended September 30, 2012 is detailed below:

	Net Trading Gain/(Loss)* Three Months Ended September 30, 2012	Net Trading Gain/(Loss)* Nine Months Ended September 30, 2012

Futures option contracts:
Index	$13,547	$88,102
Futures contracts:
Agriculture	1,143,595	(877,885)
Currency	(1,689,529)	(11,300,365)
Energy	(1,753,781)	(4,885,142)
Index	594,994	(2,780,341)
Interest	7,179,787	15,527,703
Metals	(2,612,929)	(3,708,640)

Total futures contracts:	2,875,684	(7,936,568)

Forward currency contracts:	783,766	(1,274,841)

Total net trading gain/(loss)	$3,659,450	$(9,211,409)

* Includes both realized of ($1,199,870) and ($5,313,175) and unrealized of $4,859,320 and ($3,898,234) gains/(losses) for the three and nine months ended September 30, 2012 and is located in Net Realized and Unrealized Gain/(Loss) on Investments and Foreign Currency in the Statements of Operations. Amounts exclude foreign currency transactions and translation.

The effect of trading derivative contracts on the Statement of Operations for the three and nine months ended September 30, 2011 is detailed below:

	Net Trading Gain/(Loss)* Three Months Ended September 30, 2011	Net Trading Gain/(Loss)* Nine Months Ended September 30, 2011

Futures option contracts:
Index	$(3,134)	$87,600
Futures contracts:
Agriculture	(113,397)	1,298,220
Currency	(3,936,155)	(305,231)
Energy	(216,473)	5,610,164
Index	(4,183,557)	(2,144,047)
Interest	24,630,591	21,225,010
Metals	5,356,452	7,659,009

Total futures contracts:	21,534,327	33,430,725

Forward currency contracts:	(954,171)	(534,095)

Total net trading gain/(loss)	$20,580,156	$32,896,630

* Includes both realized of $16,807,899 and $44,214,727 and unrealized of $3,772,257 and ($11,318,097) gains/(losses) for the three and nine months ended September 30, 2011 and is located in Net Realized and Unrealized Gain/(Loss) on Investments and Foreign Currency in the Statements of Operations. Amounts exclude foreign currency transactions and translation.

5.	INVESTMENT IN ALPHAMOSAIC SPC - OFFSHORE PLATFORM CASH ACCOUNT

As a means of efficient and effective cash management, the Master Fund invests in OPCA. The OPCA is a related-party vehicle maintained by the Sponsor within the Offshore Platform that strategically manages cash utilizing highly liquid investments with only the highest credit ratings. The OPCA’s investments are carried at fair value and are readily convertible to cash upon demand. The Sponsor maintains the OPCA with one or more custodians (each, a “Cash Custodian”), and the OPCA is managed by one or more third-party cash managers (each, a “Cash Manager”) which may include the Sponsor, the Cash Custodian and/or any of their respective affiliates. Subscriptions and redemptions into/out of the OPCA can be done daily. At September 30, 2012 and December 31, 2011, the Cash Custodian is JP Morgan Chase Bank. Prior to January 13, 2012, Horizon Cash Management L.L.C acted as the Cash Manager. Effective January 13, 2012, the Sponsor terminated its agreement with Horizon Cash Management L.L.C to act as the Cash Manager.

Irrespective of the actual investments made by the OPCA at the direction of the Cash Manager, for the Master Fund’s investment in the OPCA, the OPCA will credit the Master Fund with interest in an amount equal to the lower of (i) 90% of the 3-month U.S. Treasury Bill rate after transaction costs, or (ii) the Master Fund’s pro rata share of the amount of the actual return earned by the OPCA. The Sponsor fee is equal to the net of interest income earned by the OPCA that is greater than 90% of the 3-month U.S. Treasury Bill rate less transaction costs. The Cash Manager charges an annual management fee of not greater than 0.09% (depending on the amounts of assets under management), payable monthly, computed daily on the assets under its management. All income and expenses are allocated pro rata to the investors in the OPCA.

The OPCA is exposed to counter-party risk. To mitigate this risk, the Sponsor has established that the OPCA’s assets be invested in highly liquid investments with only the highest credit ratings and maintained by a separate third party Cash Custodian under the terms of a written custody agreement, such that the OPCA assets are maintained in a separate segregated account with the Cash Custodian. Further, while the OPCA investments are made at the discretion of the Cash Manager in accordance with the terms of a written cash management agreement, the custody of the investments at all times remains with the Cash Custodian. Investment activity by the Cash Manager is monitored on a daily basis by the AlphaMetrix, LLC Risk Group to ensure that the investments are within the parameters of the cash management agreement. The OPCA investments are reconciled daily between the Cash Custodian’s statement and the Cash Manager’s statement.

As of September 30, 2012, the Master Fund held no investment in the OPCA.

With respect to the OPCA investments at December 31, 2011, none were greater than 5% of OPCA’s net assets, there were no concentrations with a single issuer that exceeded 5%, and all of the issuers were domiciled in the United States. None of the Master Fund’s pro rata share of each of the OPCA investments were greater than 5% of the Master Fund’s net assets.

The following is a summary of the OPCA investments at December 31, 2011. All percentages are in relation to the net assets of the OPCA. All investments are long positions. These investments matured in January 2012.

Types of Investments	% of OPCA Net Assets
Short-Term Commerical Paper	31.18%

Total	31.18%

During 2011, various industries were represented within the OPCA of which the following industries exceeded 5% of the net asset value of the OPCA at December 31, 2011: Diversified Financials 8.91% and Energy 8.91%.

6.	ALLOCATION OF MASTER FUND’S INCOME AND GAINS AND LOSSES

Profits and losses of the Master Fund are allocated pro-rata among the participating shareholders (Feeder Funds) holding interests in the Master Fund.

7.	RELATED PARTIES

AlphaMetrix Alternative Investment Advisors, LLC (“AlphaMetrix AIA”), an independent research affiliate of the Sponsor, was formed in August 2007. AlphaMetrix AIA is a registered CFTC commodity trading advisor and member of the NFA. AlphaMetrix AIA is responsible for the initial due diligence of the Trading Advisors that are being considered for the Platform. While AlphaMetrix AIA conducts due diligence and recommends Trading Advisors for the Platform, the Sponsor is ultimately responsible for the selection of all Trading Advisors to be added to the Platform. Currently, AlphaMetrix AIA receives no direct compensation for the services provided.

AlphaMetrix360 Cayman, LLC (“AlphaMetrix360 Cayman”), an affiliate of the Sponsor, serves as administrator for the Master Fund.

8.	NAV VERIFICATION AGENT

Custom House Fund Services (Chicago) LLC (“Custom House”), has been retained by the Platform to serve as a NAV Verification Agent and provide net asset value verifications for each Fund and Master Fund pursuant to a NAV Verification Agreement (the “Custom House Agreement”), entered into by Custom House, the Sponsor, the Platform and the Administrator. Under the Custom House Agreement, Custom House performs certain net asset value verification procedures and communicates the results of those procedures to each investor.

9.	CAPITAL STRUCTURE

The Share capital of the Master Fund is US$50,000 divided into (i) 2 voting, non-participating management shares of a nominal or par value of US$1.00 each and (ii) 4,999,800 non-voting, participating portfolio shares each being a non-voting share each of a nominal or par value of US$0.01 each. A Management Share was allotted and issued to the subscriber to the Memorandum of Association and has been transferred to the Sponsor. The remaining Management Share has been allotted and issued to the Sponsor at par and both are fully paid. Subscriptions and redemptions into the Master Fund are transacted at the current net asset value at the time of the subscription or redemption.

The analysis of changes in shares (rounded to the nearest whole share) for the nine months ended September 30, 2012 and 2011 is as follows:

	2012	2011

Shares outstanding — Beginning of Period	41,639	83,286

Shares subscribed	12,309	26,263
Shares redeemed	(9,801)	(59,649)

Shares outstanding — End of Period	44,147	49,900

10.	FINANCIAL HIGHLIGHTS

Financial highlights of the Master Fund for the nine months ended September 30, 2012 and 2011 are presented in the table below. The information has been derived from information presented in the financial statements.

Regarding the information shown in the table below:

•

Per share operating performance is computed based upon either actual number of shares outstanding at the beginning and end of the period or the weighted-average net shares for the nine months ended September 30, 2012 and 2011. Weighted average shares are computed using the month-end and mid-month shares outstanding.

•	Total return is calculated as the change in the net asset value per share for the nine months ended September 30, 2012 and 2011, and is not annualized.

•

The net investment loss and total expense ratios are computed based upon the weighted average net assets for the nine months ended September 30, 2012 and 2011, and are annualized. Weighted average net assets are computed using the average of month-end and mid-month net assets.

An individual shareholder’s total return and ratios may vary from those below based on the timing of capital transactions.

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011

Net asset value — Beginning of Period	$2,547.51	$2,068.38

Per share data (for a share outstanding throughout the period):
Net investment loss	(5.53)	(2.25)
Total realized and unrealized gain on investments and foreign currency	(226.26)	434.68

Total from investment operations	(231.79)	432.43

Net asset value — End of Period	$2,315.72	$2,500.81

Total return	(9.10)%	20.91%

Ratio to average net assets:
Net investment loss	(0.30)%	(0.14)%

Total expenses	0.32%	0.52%

11.	SUBSEQUENT EVENTS

In accordance with FASB ASC 855, Subsequent Events, the Sponsor has evaluated all subsequent events requiring recognition and disclosure in the Master Fund’s financial statements through November 14, 2012, the date the financial statements were available for issuance. The Sponsor has determined that except for the matters discussed in the following paragraph, there are no material events that would require recognition or disclosure in the Master Fund’s financial statements through this date.

Between October 1, 2012 and November 14, 2012, the Master Fund has subscriptions of $9,114,222 and redemptions of $0, exclusive of any capital activity accrued as of September 30, 2012.

* * * * * *

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

OATH OF AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the best of the knowledge and belief of the undersigned, the information contained in the report as of September 30, 2012 and for the three and nine months ended September 30, 2012 and 2011 (unaudited), is accurate and complete.

/s/ Aleks Kins

Aleks Kins, President and Chief Executive Officer
AlphaMetrix, LLC — Sponsor